Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FOURTH QUARTER AND FULL-YEAR 2018 RESULTS
Company Increases Full-Year 2019 Guidance
TAMPA, Fla. (Feb. 5, 2019) - WellCare Health Plans, Inc. (NYSE: WCG) (“WellCare”) today reported results for the quarter ended December 31, 2018. As determined under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2018 was $55.9 million, or $1.11 per diluted share. Adjusted net income for the fourth quarter of 2018 was $82.4 million, or $1.63 per diluted share. GAAP net income for the full-year 2018 was $439.8 million, or $9.29 per diluted share. Adjusted net income for 2018 was $522.3 million, or $11.03 per diluted share.

“While our recent focus has been on 2019 and beyond, we are pleased to report a strong finish to 2018, a year with multiple Medicaid RFP wins and the closing of two meaningful acquisitions,” said Ken Burdick, WellCare’s chief executive officer. “We are excited that we were able to capitalize on opportunities that will provide continued revenue and earnings growth over the next few years.”
“Based upon our strong finish to 2018 and better than expected membership growth in our Medicare PDP segment, we are increasing our full-year 2019 adjusted earnings per diluted share guidance to a range of $13.25 to $13.50,” continued Burdick.

Key Metrics	4Q18	4Q17	FY2018	FY2017
Earnings per diluted share (EPS) (GAAP)	$1.11	$1.34	$9.29	$8.31
Adjusted EPS(1)	$1.63	$0.32	$11.03	$8.52
Net income margin (GAAP)	0.9%	1.4%	2.2%	2.2%
Adjusted net income margin(1)	1.4%	0.3%	2.6%	2.3%

Total Revenue (GAAP) ($ millions)	$6,070.8	$4,345.1	$20,414.1	$17,007.2
Adjusted Total Revenue(1) ($ millions)	$5,935.0	$4,315.9	$19,985.1	$16,887.4

Revenue ($ millions):
Medicaid Health Plans (GAAP)	$4,093.4	$2,668.0	$12,992.8	$10,726.3
Adjusted Medicaid Health Plans(1)	$3,957.6	$2,638.8	$12,563.8	$10,606.5
Medicare Health Plans	$1,628.9	$1,442.6	$6,313.8	$5,320.2
Medicare Prescription Drug Plans (PDP)	$192.8	$218.2	$835.0	$913.8

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	87.2%	89.0%	86.0%	87.8%
Adjusted Medicaid Health Plans(1)	90.2%	90.0%	88.9%	88.8%
Medicare Health Plans	87.1%	88.4%	84.7%	86.0%
Medicare Prescription Drug Plans (PDP)	59.0%	71.4%	72.4%	82.4%

Selling, General and Administrative (SG&A) Ratio (GAAP)	8.8%	10.2%	8.3%	8.7%
Adjusted SG&A Ratio(1)	8.9%	10.2%	8.3%	8.5%

(1) Refer to the Basis of Presentation for a discussion of these adjusted (non-GAAP) financial measures.

Key Highlights

•	GAAP and adjusted total revenue of $20.4 billion and $20.0 billion for the full-year 2018 increased 20.0 percent and 18.3 percent, respectively, compared with the full-year 2017.

•	GAAP and adjusted earnings per diluted share of $9.29 and $11.03 for the full-year 2018 increased 11.8 percent and 29.5 percent, respectively, compared with the full-year 2017.

•	Adjusted net income margin for the full-year 2018 was 2.6 percent, a 30 basis point improvement compared with the full-year 2017.

•
GAAP and adjusted Medicaid Health Plans premium revenue of $13.0 billion and $12.6 billion for the full-year 2018 increased 21.1 percent and 18.5 percent respectively, compared with the full-year 2017.

•	Medicare Health Plans premium revenue of $6.3 billion for the full-year 2018 increased 18.7 percent compared with the full-year 2017.

•	Medicare Prescription Drug Plans MBR of 72.4 percent for the full-year 2018 improved 10 percentage points compared with the full-year 2017.

•	GAAP and adjusted SG&A ratios of 8.3 percent for the full-year 2018 improved 40 basis points and 20 basis points, respectively, compared with the full-year 2017.

•	On October 1, 2018, WellCare began the implementation of its new and expanded managed Medicaid contract in the state of Arizona.

•
On November 30, 2018, WellCare closed the acquisition of Aetna, Inc.’s entire standalone Medicare Part D prescription drug business (“Aetna Part D business”). Per the terms of the agreements, Aetna will provide administrative services to, and retain the financial risk of, the Aetna Part D business through 2019.

•	On December 1, 2018, WellCare began the implementation of its new and expanded managed Medicaid contracts in the state of Florida.

•	On February 1, 2019, WellCare began the state-wide implementation of the Children’s Medical Services contract in Florida.

•
On February 4, 2019, WellCare received notice from the North Carolina Department of Health and Human Services that it was awarded a contract to provide managed Medicaid services statewide, which is subject to a protest process.

•	As of December 31, 2018, unregulated cash, cash equivalents and investments were approximately $516.0 million.

2019 Financial Outlook
WellCare is increasing its full-year 2019 adjusted EPS guidance to a range of $13.25 to $13.50 from its previous guidance range of $13.15 to $13.40 per diluted share. Refer to the appendix in this news release for specific 2019 guidance metrics, related footnotes and basis of presentation.

Consolidated Operations Results
GAAP net income for the fourth quarter of 2018 was $55.9 million, or $1.11 per diluted share, compared with GAAP net income of $60.7 million, or $1.34 per diluted share, for the fourth quarter of 2017. Adjusted net income for the fourth quarter of 2018 was $82.4 million, or $1.63 per diluted share, compared with adjusted net income of $14.2 million, or $0.32 per diluted share, for the fourth quarter of 2017. The year-over-year decrease in GAAP net income was primarily due to the effect of the Tax Cut and Jobs Act of 2017 (“TCJA”) and the associated one-time, noncash benefit in 2017 from the revaluation of the company’s net deferred tax liability, offset by organic growth, continued operational execution and the effect of the TCJA that resulted in a lower statutory tax rate for 2018. The year-over-year increase in adjusted net income was primarily due to organic growth, continued operational execution and the effect of the TCJA that resulted in a lower statutory tax rate for 2018.

GAAP net income margin for the fourth quarter of 2018 was 0.9 percent compared with 1.4 percent for the fourth quarter of 2017. Adjusted net income margin for the fourth quarter of 2018 was 1.4 percent compared with 0.3 percent for the fourth quarter of 2017.

GAAP and adjusted total revenue of $6.1 billion and $5.9 billion for the fourth quarter of 2018 increased 39.7 percent and 37.5 percent, respectively, compared with the fourth quarter of 2017. The year-over-year increases in GAAP and adjusted total revenue were primarily the result of the company’s acquisition of Meridian, organic growth, and, for the GAAP revenue increase, the reinstatement of the Affordable Care Act Health Insurer Fee (“ACA HIF”) and the associated Medicaid ACA HIF reimbursement for 2018.

GAAP SG&A expense was $534.0 million for the fourth quarter of 2018 compared with $444.5 million for the fourth quarter of 2017. Adjusted SG&A expense was $526.3 million for the fourth quarter of 2018 compared with $439.6 million for the fourth quarter of 2017. The year-over-year increases in GAAP and adjusted SG&A expense were primarily the result of the company’s growth.

The GAAP SG&A expense ratio was 8.8 percent in the fourth quarter of 2018 compared with 10.2 percent in the fourth quarter of 2017. The adjusted SG&A expense ratio was 8.9 percent in the fourth quarter of 2018 compared with 10.2 percent in the fourth quarter of 2017. The year-over-year decrease in the company’s GAAP and adjusted SG&A ratios were the result of the company’s acquisition of Meridian and continued operational leverage. In addition, the reinstatement of the ACA HIF in 2018 and associated Medicaid ACA HIF reimbursement also contributed to the year-over-year decrease in the GAAP Medicaid MBR.

Medicaid Health Plans Segment Results
Medicaid Health Plans membership was 3.9 million as of December 31, 2018 and increased by approximately 1.2 million members, or 44.4 percent, compared with December 31, 2017. The increase was primarily due to the company’s acquisition of Meridian.
GAAP and adjusted Medicaid Health Plans revenue was $4.1 billion and $4.0 billion, respectively, for the fourth quarter of 2018, an increase of 53.4 percent and 50.0 percent, respectively, compared with the fourth quarter of 2017. The increases in GAAP and adjusted premium revenue were primarily the result of the company’s acquisition of Meridian, the addition of new members as a result of business expansion in Illinois and Arizona, partially offset by lower membership in certain of our markets. In addition, the reinstatement of the ACA HIF in 2018 and associated Medicaid ACA HIF reimbursement also contributed to the year-over-year increase in GAAP Medicaid premium revenue.

The GAAP Medicaid Health Plans MBR was 87.2 percent for the fourth quarter of 2018 compared with 89.0 percent for the fourth quarter of 2017. The decrease in the GAAP Medicaid Health Plans MBR was primarily the result of the reinstatement of the Medicaid ACA HIF reimbursement in 2018. The adjusted Medicaid Health Plans MBR was 90.2 percent for fourth quarter of 2018 compared with 90.0 percent for the fourth quarter of 2017. The increase in the adjusted Medicaid Health Plans MBR was primarily as a result of the acquisition of Meridian and new business expansion in Arizona, partially offset by continued operational execution.

Medicare Health Plans Segment Results
Medicare Health Plans membership was approximately 545,000 as of December 31, 2018 and increased by approximately 49,000 members, or 9.9 percent, compared with December 31, 2017. The increase was driven by a combination of the company’s acquisition of Meridian and organic growth.

Medicare Health Plans revenue of $1.6 billion for the fourth quarter of 2018 increased 12.9 percent compared with the fourth quarter of 2017. The increase was primarily driven by organic growth due to the company’s 2018 bid strategy and the acquisition of Meridian.

The Medicare Health Plans MBR for the fourth quarter of 2018 was 87.1 percent compared with 88.4 percent for fourth quarter of 2017. The decrease was primarily due to the reinstatement of the ACA HIF in 2018, the company’s 2018 bid strategy, and continued operational execution.

Medicare Prescription Drug Plans (PDP) Segment Results
Medicare PDP membership was approximately 1.1 million as of December 31, 2018, and decreased by approximately 95,000 members, or 8.2 percent, compared with December 31, 2017. The decrease was primarily a result of the company’s 2018 bid positioning.

Medicare PDP revenue of $192.8 million for the fourth quarter of 2018 decreased by 11.6 percent compared with the fourth quarter of 2017. The decrease was primarily due to the decline in membership as a result of company’s 2018 bid positioning.

The Medicare PDP segment MBR for the fourth quarter of 2018 was 59.0 percent compared with 71.4 percent for the fourth quarter of 2017. The decrease was primarily the result of favorable trends in the fourth quarter of 2018 as compared to the fourth quarter of 2017.

Operating Cash Flow and Financial Condition
Net cash provided by operating activities was $81.0 million for the three months ended December 31, 2018 compared with net cash used by operating activities of $195.5 million for the three months ended December 31, 2017.

Net cash provided by operating activities was $279.0 million for the twelve months ended December 31, 2018 compared with net cash provided by operating activities of $1.1 billion for the twelve months ended December 31, 2017.

As of December 31, 2018, unregulated cash, cash equivalents and investments were approximately $516.0 million, compared with $617.0 million as of December 31, 2017. Sequentially, unregulated cash, cash equivalents and investments increased $53.4 million from $462.6 million as of September 30, 2018.

Days in claims payable (DCP) was 52.2 days as of December 31, 2018 compared with 51.9 days as of December 31, 2017 and 54.2 days as of September 30, 2018.

Conference Call and Webcast
A discussion of WellCare’s fourth quarter and full-year 2018 results will be available via a conference call and live webcast today at 9:30 a.m. ET.

The conference call will be webcast live from the company's website and will be available at the following link: https://services.choruscall.com/links/wcg190205.html. The webcast should be accessed a few minutes prior to the conference call start time. A replay of the webcast will be available for one year following the conclusion of the live broadcast and will be accessible on the company's website at http://ir.wellcare.com/Event.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10127015. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now, or at any time prior to the call, and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial-in number (toll-free):	1-844-492-3724
International participant dial-in number	1-412-542-4185

A telephonic replay will be available until midnight ET on Tuesday, February 12, 2019. This replay may be accessed by dialing either of the numbers below and entering the replay access code 10127015:

Domestic replay (toll-free) number:	1-877-344-7529
International replay number:	1-412-317-0088

About WellCare Health Plans, Inc.

Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses primarily on providing government-sponsored managed care services to families, children, seniors and individuals with complex medical needs primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, as well as individuals in the Health Insurance Marketplace. WellCare serves approximately 5.5 million members nationwide as of December 31, 2018. For more information about WellCare, please visit the company's website at www.wellcare.com.

Basis of Presentation
Discontinued Operations
In 2016, Universal American, a subsidiary of WellCare, completed the sale of its life insurance business while retaining ownership of the life insurance subsidiary. Universal American entered into a 100% quota-share reinsurance treaty with the buyer, which, among other treaties, resulted in the reinsurance of all of the life insurance policies underwritten by the retained subsidiary. Accordingly, the discontinued business has not materially affected WellCare’s results of operations for the periods presented in this news release. For additional information, refer to Note 19-Discontinued Operations within the Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the period ended December 31, 2017.

Non-GAAP Financial Measures
In addition to results determined under GAAP, WellCare provides certain non-GAAP financial measures that management believes are useful in assessing the company’s performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. The company has provided a reconciliation of the historical non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.

Earnings per share, net income and, as noted below, other specific operating and financial measures have been adjusted for the effect of certain expenses, and as appropriate, the related tax effect, related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”) in 2017 and 2018; amortization expense associated with acquisitions (“acquisition-related amortization expenses”); the 2017 costs associated with the redemption of the company’s 2020 notes, including the early redemption premium, write-off of associated deferred financing costs and write-off of associated premiums paid on the 2020 notes (“loss on extinguishment of debt”); the tax effect of the deferred tax revaluation after the Tax Cuts and Jobs Act of 2017 was enacted in December 2017 (“deferred tax revaluation”); and certain one-time transaction and integration costs related to the acquisitions of Universal American, Meridian and Aetna Part D business (“transaction and integration costs”).

Although the excluded items may recur, WellCare believes that by providing non-GAAP measures exclusive of these items, it facilitates period-over-period comparisons and provides additional clarity about events and trends affecting its core operating performance, as well as providing comparability to competitor results. The investigation costs are related to a discrete incident which management does not expect to reoccur. WellCare has adjusted for acquisition-related amortization expenses as these transactions do not directly relate to the servicing of products for our customers and are not directly related to the core performance of its business operations. The other costs mentioned above are related to specific events, which do not reflect the underlying ongoing performance of the business.

In addition, because reimbursements for Medicaid premium tax and the Medicaid-associated ACA HIF are both included in the premium rates or reimbursement established in certain Medicaid contracts and also recognized separately as a component of expense in 2018, the company excludes these reimbursements from premium revenue and total revenue when calculating key ratios as the company believes that these components are not indicative of operating performance.

The company is not able to project at the time of this news release the amount of expenses associated with transaction and integration costs and, therefore, cannot reconcile projected non-GAAP measures affected by these items to projected GAAP measures.

Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted total revenue (non-GAAP) = Total revenue (GAAP) less Medicaid premium taxes revenue and ACA industry fee reimbursement.
Adjusted premium revenue (non-GAAP) = Premium revenue (GAAP) less Medicaid premium taxes revenue and ACA industry fee reimbursement. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs and transaction and integration costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted total revenue.
Adjusted depreciation & amortization (non-GAAP) = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
Adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, acquisition-related amortization expenses, loss on extinguishment of debt and transaction and integration costs.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate, excluding the income tax expense effect due to the deferred tax revaluation.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Net income margin (GAAP) = net income (GAAP) divided by total revenue (GAAP).
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted total revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “will,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, WellCare’s progress on top priorities such as integrating care management, advocating for our members, building advanced relationships with providers and government partners, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively identify, estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, including the ability to achieve expected synergies within the expected time frames or at all, the ability to achieve accretion to WellCare’s earnings, revenues or other benefits expected, disruption to business relationships, operating results, and business generally of WellCare and/or Meridian and the ability to retain Meridian employees, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, WellCare’s ability to improve healthcare quality and access, the appropriation and payment by state governments of Medicaid premiums receivable, the outcome of any protests and litigation related to Medicaid awards, the approval of Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, and WellCare’s ability to meet the requirements of readiness reviews. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission, included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Beau Garverick	Kimbrel Arculeo
Tel: 813-206-2329	Tel: 813-206-5428
beau.garverick@wellcare.com	kimbrel.arculeo@wellcare.com

Matt Humphries
Tel: 813-206-6096
matt.humphries@wellcare.com

2019 Financial Outlook
WellCare is increasing its full-year 2019 adjusted EPS guidance to a range of $13.25 to $13.50 from $13.15 to $13.40, which excludes any impact from the recently announced North Carolina award.

Guidance Metric	2019 Guidance as of February 5, 2019	2019 Guidance as of December 17, 2018
Revenue:
GAAP Medicaid Health Plans	$17.1B to $17.6B	$17.1B to $17.6B
Adjusted Medicaid Health Plans(1)	$17.0B to $17.5B	$17.0B to $17.5B
Medicare Health Plans	$7.2B to $7.5B	$7.2B to $7.5B
Medicare PDP	$1.05B to $1.15B	$1.0B to $1.1B
Medicaid ACA industry fee reimbursement	—	—
Products and services	$300M to $325M	$300M to $325M
Investment and other income(2)	$125M to $135M	$125M to $135M
GAAP total revenue	$25.8B to $26.7B	$25.8B to $26.7B
Adjusted total revenue(1)	$25.7B to $26.6B	$25.6B to $26.6B

Segment MBR:
GAAP Medicaid Health Plans	88.8% to 89.3%	88.8% to 89.3%
Adjusted Medicaid Health Plans(1)	89.5% to 90.0%	89.5% to 90.0%
Medicare Health Plans	85.0% to 85.8%	85.0% to 85.8%
Medicare PDP	82.5% to 83.5%	82.5% to 83.5%

Costs of products and services	$290M to $315M	$290M to $315M
Adjusted SG&A ratio(3)(4)	7.65% to 7.80%	7.65% to 7.80%
ACA industry fee expense	—	—
GAAP depreciation and amortization (D&A) expense	$260M to $267M	$280M to $287M
Adjusted D&A expense(5)	$130M to $137M	$130M to $137M
Interest expense	$120M to $124M	$120M to $124M
Adjusted effective income tax rate(4)(6)	23.5% to 24.5%	23.5% to 24.5%
Diluted shares outstanding	50.7M to 51.0M	50.7M to 51.0M

Adjusted EPS(4)(7)	$13.25 to $13.50	$13.15 to $13.40

(1) Excludes an estimated $130.0 million to $135.0 million in Medicaid premium taxes.
(2) Investment and other income primarily includes investment income.
(3) SG&A expense (GAAP) less transaction and integration costs divided by total revenue (GAAP) less Medicaid premium taxes revenue.
(4) WellCare is not able to estimate amounts and the timing of expense associated with acquisition-related transaction and integration costs expected to be incurred and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

(5) Excludes an estimated $125.0 million to $135.0 million in acquisition-related amortization expenses.
(6) Excludes the estimated income tax effect associated with acquisition-related amortization expenses, and transaction and integration costs.
(7) The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net-of-tax effect of acquisition-related amortization expense, transaction and integration costs.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				September 30, 2018		December 31, 2017
	December 31, 2018	September 30, 2018	December 31, 2017	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Illinois	842,000	862,000	138,000	(20,000)	(2.3)%	704,000	510.1%
Florida	777,000	735,000	751,000	42,000	5.7%	26,000	3.5%
Michigan	500,000	512,000	—	(12,000)	(2.3)%	500,000	—%
Georgia	493,000	502,000	513,000	(9,000)	(1.8)%	(20,000)	(3.9)%
Kentucky	444,000	448,000	448,000	(4,000)	(0.9)%	(4,000)	(0.9)%
Missouri	251,000	265,000	286,000	(14,000)	(5.3)%	(35,000)	(12.2)%
Arizona	186,000	143,000	153,000	43,000	30.1%	33,000	21.6%
New York	155,000	152,000	146,000	3,000	2.0%	9,000	6.2%
Other states	283,000	284,000	288,000	(1,000)	(0.4)%	(5,000)	(1.7)%
Total Medicaid Health Plans Membership (1)	3,931,000	3,903,000	2,723,000	28,000	0.7%	1,208,000	44.4%

Medicaid Health Plans Membership by Program:
TANF	3,322,000	3,315,000	2,278,000	7,000	0.2%	1,044,000	45.8%
SSI, ABD, Duals and LTSS	442,000	421,000	301,000	21,000	5.0%	141,000	46.8%
CHIP and other	167,000	167,000	144,000	—	—%	23,000	16.0%
Total Medicaid Health Plans Membership (1)	3,931,000	3,903,000	2,723,000	28,000	0.7%	1,208,000	44.4%

Medicare Health Plans:
Medicare Advantage by State:
Texas	102,000	104,000	105,000	(2,000)	(1.9)%	(3,000)	(2.9)%
Florida	96,000	96,000	101,000	—	—%	(5,000)	(5.0)%
New York	88,000	89,000	89,000	(1,000)	(1.1)%	(1,000)	(1.1)%
Georgia	51,000	50,000	47,000	1,000	2.0%	4,000	8.5%
Other states	208,000	205,000	154,000	3,000	1.5%	54,000	35.1%
Total Medicare Health Plans (1)	545,000	544,000	496,000	1,000	0.2%	49,000	9.9%

Medicare Prescription Drug Plans	1,057,000	1,056,000	1,152,000	1,000	0.1%	(95,000)	(8.2)%

Health Insurance Marketplace	5,000	5,000	—	—	—%	5,000	—%

Total Membership	5,538,000	5,508,000	4,371,000	30,000	0.5%	1,167,000	26.7%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible and participate in both our Medicaid and Medicare programs. The dually-eligible membership was 68,000 for both December 31, 2018 and September 30, 2018, and 52,000 at December 31, 2017, respectively.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Revenues:
Premium	$5,782.8	$4,299.6	$19,717.3	$16,840.5
Medicaid premium taxes	32.6	29.2	126.8	119.8
ACA industry fee reimbursement	103.2	—	302.2	—
Total premium	5,918.6	4,328.8	20,146.3	16,960.3
Products and services	119.5	—	154.1	—
Investment and other income	32.7	16.3	113.7	46.9
Total revenues	6,070.8	4,345.1	20,414.1	17,007.2

Expenses:
Medical benefits	5,105.1	3,806.5	17,128.1	14,744.8
Costs of products and services	115.1	—	148.6	—
Selling, general and administrative	534.0	444.5	1,701.0	1,484.7
ACA industry fee	97.1	—	344.1	—
Medicaid premium taxes	32.6	29.2	126.8	119.8
Depreciation and amortization	62.6	35.8	179.7	120.4
Interest	29.7	17.1	87.5	68.5
Total expenses	5,976.2	4,333.1	19,715.8	16,538.2
Income from operations	94.6	12.0	698.3	469.0
Loss on extinguishment of debt	—	—	—	26.1
Income before income taxes and equity in losses of unconsolidated subsidiaries	94.6	12.0	698.3	442.9
Equity in (losses) earnings of unconsolidated subsidiaries	(5.4)	(3.4)	(5.5)	18.7
Income before income taxes	89.2	8.6	692.8	461.6
Income tax expense (benefit)	33.3	(52.1)	253.0	87.9
Net income	$55.9	$60.7	$439.8	$373.7

Earnings per common share:
Basic	$1.12	$1.36	$9.40	$8.40
Diluted	$1.11	$1.34	$9.29	$8.31

Weighted average common shares outstanding:
Basic	49,992,091	44,521,776	46,767,626	44,474,016
Diluted	50,555,296	45,138,498	47,354,536	44,967,061

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	December 31, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$3,653.9	$4,198.6
Short-term investments	830.1	469.5
Premiums receivable, net	1,223.4	453.4
Pharmacy rebates receivable, net	460.6	335.0
Funds receivable for the benefit of members	187.3	27.5
Prepaid expenses and other current assets, net	477.1	335.2
Total current assets	6,832.4	5,819.2

Property, equipment and capitalized software, net	428.2	319.5
Goodwill	2,227.7	660.7
Other intangible assets, net	996.2	367.9
Long-term investments	813.2	766.2
Restricted cash, cash equivalents and investments	234.7	211.0
Other assets	18.7	4.9
Assets of discontinued operations (a)	213.6	215.2
Total Assets	$11,764.7	$8,364.6

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$2,897.4	$2,146.3
Unearned premiums	1.4	65.9
Accounts payable and accrued expenses	964.6	788.1
Funds payable for the benefit of members	693.3	1,075.9
Other payables to government partners	458.9	367.0
Total current liabilities	5,015.6	4,443.2

Deferred income tax liability	134.2	93.4
Long-term debt, net	2,126.4	1,182.4
Other liabilities	34.9	13.7
Liabilities of discontinued operations (a)	213.6	215.2
Total liabilities	7,524.7	5,947.9

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 49,993,219 and 44,522,988 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively)	0.5	0.4
Paid-in capital	1,981.1	591.5
Retained earnings	2,267.3	1,827.5
Accumulated other comprehensive loss	(8.9)	(2.7)
Total Stockholders' Equity	4,240.0	2,416.7
Total Liabilities and Stockholders' Equity	$11,764.7	$8,364.6
(a) Refer to the basis of presentation for a discussion of discontinued operations.

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$439.8	$373.7
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	179.7	120.4
Loss on extinguishment of debt	—	26.1
Stock-based compensation expense	70.8	59.8
Deferred taxes, net	1.1	(47.1)
Other, net	23.0	18.2
Changes in operating accounts, net of effects from acquisitions:
Premiums receivable, net	(399.9)	136.4
Pharmacy rebates receivable, net	(104.7)	(44.1)
Medical benefits payable	216.8	328.3
Unearned premiums	(94.1)	63.9
Other payables to government partners	129.1	8.0
Accrued liabilities and other, net	(182.6)	6.4
Net cash provided by operating activities	279.0	1,050.0

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(2,142.9)	(728.3)
Purchases of investments	(1,832.7)	(1,395.5)
Proceeds from sales and maturities of investments	1,561.1	515.7
Additions to property, equipment and capitalized software, net	(153.5)	(128.4)
Net cash used in investing activities	(2,568.0)	(1,736.5)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	739.0	1,182.2
Borrowings on Revolving Credit Facility, net of financing costs paid	221.3	—
Proceeds from issuance common stock, net of issuance fees paid	1,342.3	—
Payments on debt	(25.0)	(1,026.1)
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(23.4)	(15.2)
Funds (paid) received for the benefit of members, net	(520.6)	671.6
Other, net	9.0	15.7
Net cash provided by financing activities	1,742.6	828.2

(Decrease) increase in cash, cash equivalents and restricted cash and cash equivalents	(546.4)	141.7
Balance at beginning of period	4,263.0	4,121.3
Balance at end of period	$3,716.6	$4,263.0

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$221.3	$167.2
Cash paid for interest	$68.2	$57.0

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$13.8	$3.5

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Medicaid Health Plans Segment:
Premium Revenue (GAAP)	$4,093.4	$2,668.0	$12,992.8	$10,726.3
Medicaid premium taxes	(32.6)	(29.2)	(126.8)	(119.8)
ACA industry fee reimbursement	(103.2)	—	(302.2)	—
Adjusted premium revenue (a)	3,957.6	2,638.8	12,563.8	10,606.5

Medical benefits expense	3,570.2	2,374.9	11,171.3	9,414.1

Medical benefits ratio (GAAP)	87.2%	89.0%	86.0%	87.8%
Adjusted medical benefits ratio(a)	90.2%	90.0%	88.9%	88.8%

Medicare Health Plans Segment (GAAP):
Premium revenue	$1,628.9	$1,442.6	$6,313.8	$5,320.2
Medical benefits expense	1,418.0	1,275.9	5,347.8	4,577.3
Medical benefits ratio	87.1%	88.4%	84.7%	86.0%

Prescription Drug Plans Segment (GAAP):
Premium revenue	$192.8	$218.2	$835.0	$913.8
Medical benefits expense	113.7	155.7	604.8	753.4
Medical benefits ratio	59.0%	71.4%	72.4%	82.4%

Corporate and Other (GAAP):
Premium revenue	$3.5	$—	$4.7	$—
Medical benefits expense	3.2	—	4.2	—

Total Company:
Premium Revenue (GAAP)	$5,918.6	$4,328.8	$20,146.3	$16,960.3
Medicaid premium taxes	(32.6)	(29.2)	(126.8)	(119.8)
ACA industry fee reimbursement	(103.2)	—	(302.2)	—
Adjusted premium revenue (a)	5,782.8	4,299.6	19,717.3	16,840.5

Medical benefits expense	5,105.1	3,806.5	17,128.1	14,744.8

Medical benefits ratio (GAAP)	86.3%	87.9%	85.0%	86.9%
Adjusted medical benefits ratio(a)	88.3%	88.5%	86.9%	87.6%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the revenue effect of Medicaid premium taxes and ACA industry fee reimbursement from premiums. The Adjusted SG&A expense ratio also excludes the effect of investigation costs and acquisition-related transaction and integration costs.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2018	2017	2018	2017
Company revenue:
As determined under GAAP	$6,070.8	$4,345.1	$20,414.1	$17,007.2
Medicaid premium taxes	(32.6)	(29.2)	(126.8)	(119.8)
ACA industry fee reimbursement	(103.2)	—	(302.2)	—
Adjusted revenue(1)	$5,935.0	$4,315.9	$19,985.1	$16,887.4

SG&A Expense:
As determined under GAAP	$534.0	$444.5	$1,701.0	$1,484.7
Adjustments:
Investigation costs	(0.1)	(0.7)	(0.4)	(7.9)
Transaction and integration costs	(7.6)	(4.2)	(33.1)	(37.5)
Adjusted SG&A Expense(1)	$526.3	$439.6	$1,667.5	$1,439.3

SG&A expense ratio:
As determined under GAAP	8.8%	10.2%	8.3%	8.7%
Effect of Medicaid premium taxes	0.1%	0.1%	0.1%	0.1%
Effect of ACA industry fee reimbursement	0.2%	—%	0.1%	—%
Effect of SG&A expense adjustments above(1)	(0.2)%	(0.1)%	(0.2)%	(0.3)%
Adjusted SG&A expense ratio(1)	8.9%	10.2%	8.3%	8.5%

(1) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. The following table presents applicable financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods. Refer to the basis of presentation for a discussion of non-GAAP financial measures.

	For the Three Months Ended December 31, 2018				For the Three Months Ended December 31, 2017
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$534.0	$(7.7)	(1)	$526.3	$444.5	$(4.9)	(1)	$439.6
Depreciation and amortization	$62.6	$(31.6)		$31.0	$35.8	$(10.6)		$25.2
Income tax expense	$33.3	$12.8	(2)	$46.1	$(52.1)	$62.0	(2)	$9.9
Effective tax rate	37.3%	(1.4)%	(2)	35.9%	NM	NM	(2)	41.1%
Net income	$55.9	$26.5		$82.4	$60.7	$(46.5)		$14.2
Net income margin	0.9%	0.5%		1.4%	1.4%	(1.1)%		0.3%

Earnings per share:
Basic	$1.12	$0.53		$1.65	$1.36	$(1.04)		$0.32
Diluted	$1.11	$0.52		$1.63	$1.34	$(1.02)		$0.32

	For the Year Ended December 31, 2018				For the Year Ended December 31, 2017
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$1,701.0	$(33.5)	(1)	$1,667.5	$1,484.7	$(45.4)	(1)	$1,439.3
Depreciation and amortization	$179.7	$(72.7)		$107.0	$120.4	$(32.7)		$87.7
Loss on extinguishment of debt	$—	$—		$—	$26.1	$(26.1)		$—
Income tax expense	$253.0	$23.7	(2)	$276.7	$87.9	$94.7	(2)	$182.6
Effective tax rate	36.5%	(1.9)%	(2)	34.6%	19.0%	13.3%	(2)	32.3%
Net income	$439.8	$82.5		$522.3	$373.7	$9.5		$383.2
Net income margin	2.2%	0.4%		2.6%	2.2%	0.1%		2.3%

Earnings per share:
Basic	$9.40	$1.77		$11.17	$8.40	$0.22		$8.62
Diluted	$9.29	$1.74		$11.03	$8.31	$0.21		$8.52

(1) Comprised of investigation costs and transaction and integration costs, as disclosed in the "Reconciliation of Selling, General and Administrative Expense Ratios" table.

(2) Based on the effective income tax rates applicable to adjusted (non-GAAP) results, the company estimated the effect on income tax expense and the effective tax rate associated with the non-GAAP adjustments. Additionally, income tax expense and the effective tax rate for both the three months and year ended December 31, 2017 have been adjusted by $56.1 million, or $1.25 per diluted share, due to the one-time revaluation of the Company’s net deferred tax liability associated with the enactment of the Tax Cuts and Jobs Act of 2017. Refer to the basis of presentation for a discussion of non-GAAP financial measures.